Exhibit 99.1

Social Life Network, Inc. Announces Record Growth in 2021

Increasing its revenue and decreasing its net loss from the same three-month and nine-month period in 2021, while further decreasing its operating expenses by 62% year-over-year for the same nine-month period in 2020

LOS ANGELES, CA / November 5, 2021 / Social Life Network, Inc. (OTC: WDLF) announces today, and as reported in its 3rd quarter 10-Q filing this morning, that it has increased sales by 26% in the same nine-month period in 2020. The revenue growth comes paired with a significant decrease in operating expenses by 62% for the same nine-month period in 2020.

“I’m pleased to announce Social Life Network realized its strongest quarter, since becoming public in Q2 of 2016, with the strongest balance sheet the Company has had since our launch in 2013” said Ken Tapp, CEO of Social Life Network. “Our 2020 and 2021 strategy to retire all convertible debt, decrease operating expenses, increase revenue, and launch our new Decentral Life Division was realized in Q3, ahead of management’s original goal to complete by the end of Q4 2021,” added Tapp.

“We have Increased revenue and decreased net loss from the same three-month and nine-month period in 2021, while further decreasing our operating expenses by 62% year-over-year for the same nine-month period in 2020,” said Director and President Todd Markey. “We hope that our shareholders this year have developed a much greater sense of confidence with management’s business plan for our continued growth into 2022, and beyond.”

Despite the ongoing growth of the Company since becoming publicly traded in June of 2016, Social Life Network still roughly holds the same market cap of $20M USD that it did in 2016. Partially in response to the lopsided public market cap versus internal valuation that management shared in a Q2 2021 shareholder update, the new Decentral Life Division was launched in Q3 to focus on growth initiatives including the upgrading of the technology platform that is licensed to the TBI licensees so that it is no longer cloud-based, and is instead a decentralized blockchain application. The Decentral Life Division has the following four main objectives:

1. Create a decentralized global social networking platform for user privacy, content control, and universal connectivity to all decentralized networking platforms of the future.

2. Financially empower network users by rewarding their activity with crypto-loyalty points that can be used to make purchases on the network or converted to WDLF Tokens to be used on globally accessible cryptocurrency exchanges.

3. Create and launch a Decentral Life Token on the Ethereum blockchain (“WDLF Token”) that can be used across all TBI licensee networks so that users can convert their crypto-loyalty points into WDLF Tokens.

4. File with the SEC, a registered initial coin offering, that if declared effective by the SEC would enable tokens to be sold to investors and the creation of a market created for the token on cryptocurrency exchanges.

In a press release filed on August 19th, 2021, the 2nd and 3rd main objectives have been completed, further adding to the growth Social Life Network experienced in Q3 of 2021.

About Social Life Network, Inc.

Social Life Network is a Technology Business Incubator (TBI) that, through individual licensing agreements, provides tech start-ups with seed technology development, legal and executive leadership, making it easier for start-up founders to focus on raising capital, perfecting their business model, and growing their network user-ship. Our seed technology is an artificial intelligence (“AI”) powered social network and Ecommerce platform that uses blockchain technology to increase user activity, speed, security, and accuracy on the niche social networks that we license to the companies in our TBI. Since the launch of the Company in January of 2013, it has launched niche industry social networks to service the millions of business professionals and consumers in the residential real estate industry, the legal global cannabis industry, sports verticals including racket sports, golf, cycling, soccer, space exploration, auto racing, travel, hunting, fishing, and camping. The Company operates in part, like a publicly traded tech incubator, and retains ownership in each licensee through stock and options ownership when they reach a contracted user ship growth, outlined in their licensing contracts. This allows the Company to minimize its expenses and exposure to failed start-ups licensees that use its platform.

For more information, visit our website @ www.SocialNetwork.ai

Watch our latest shareholder updates @ www.SocialNetwork.ai/podcast

About the Decentral Life division

The company announced on August 16th, 2021, a new division had been formed that will focus entirely on a global decentralized social network and cryptocurrency project, named Decentral Life.

The Decentral Life project aims to address four main objectives outlined on the Decentral Life